EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports Fourth Quarter and Record Full-Year 2021 Results

ENGLEWOOD CLIFFS, N.J., Jan. 27, 2022 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income available to common stockholders of $31.3 million for the fourth quarter of 2021, compared with $32.1 million for the third quarter of 2021 and $25.6 million for the fourth quarter of 2020. Diluted earnings per share were $0.79 for the fourth quarter of 2021 compared with $0.80 for the third quarter of 2021 and $0.64 for the fourth quarter of 2020. The $0.8 million decrease in net income available to common stockholders and $0.01 decrease in diluted earnings per share versus the third quarter of 2021 were primarily due to $1.7 million in preferred dividends, a $1.4 million increase in income tax expense and a $0.2 million decrease in noninterest income, partially offset by a $2.2 million increase in net interest income, a $0.3 million decrease in provision for credit losses and a $0.1 million decrease in noninterest expenses. The $5.7 million increase in net income available to common stockholders and $0.15 increase in diluted earnings per share versus the fourth quarter of 2020 were due to a $9.1 million increase in net interest income, a $0.3 million increase in noninterest income, and a $4.2 million decrease in the provision for credit losses, partially offset by a $1.7 million increase in noninterest expenses, a $4.5 million increase in income tax expense, and $1.7 million in preferred dividends.   Full-year 2021 net income available to common stockholders was $128.6 million, compared to $71.3 million for 2020. Diluted earnings per share for the full-year 2021 was $3.22, compared with $1.79 for 2020.

Pre-tax, pre-provision net revenue (“PPNR”) increased to $46.2 million for the fourth quarter of 2021, reflecting a 4.7% sequential increase from the third quarter of 2021 and a 20.2% increase from the prior year quarter.

Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer stated, “ConnectOne’s strong fourth quarter capped off an exceptional year for our Company. We delivered record financial performance, realized significant organic growth, and continued to leverage our investments in technology to increase our operational efficiency even further. Loans, net of the Paycheck Protection Program (“PPP”), increased by 5.3% sequentially and by 15.4% for the year, while noninterest bearing deposits grew by 7.7% sequentially and by 20.8% for the year. Our performance is a testament to our team’s continued resilience, the diligent execution of our “client first” philosophy and ConnectOne’s stellar reputation among commercial businesses and the real estate industry.”

“We continue to operate efficiently and effectively and our fourth quarter operating performance was highlighted by solid year-over-year net revenue growth, strong earnings and best-in-class efficiency. We also continued to deliver outstanding performance metrics, further solidifying our status as a top performer in the banking industry. This quarter’s PPNR as a percentage of assets was 2.28%, return on assets was 1.63%, the efficiency ratio was 37.0% and return on tangible common equity was 16.0% while tangible book value per share increased 3.6% sequentially, to $20.12.”

Mr. Sorrentino added, “Looking ahead, we’re excited about what the future holds for ConnectOne and continue to see tangible opportunities in 2022 to further maximize long-term shareholder value. We’re projecting strong growth and increased operating leverage, while our margins and efficiency are expected to remain among the best in the industry. We also remain optimistic regarding continued momentum for loan growth in 2022 and believe we’re well positioned to continue to pursue attractive opportunities to expand our valuable franchise.”

Dividend Declarations

The Company announced that its Board of Directors declared a cash dividend on its common stock and a quarterly cash dividend on its preferred stock. A common stock dividend of $0.13 per share will be paid on March 1, 2022 to common stockholders of record on February 14, 2022.

A dividend of $0.328125 per share for every depositary share, representing a 1/40th interest in the Company’s 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, will be paid on March 1, 2022 to preferred stockholders of record on February 14, 2022.

Operating Results

Fully taxable equivalent net interest income for the fourth quarter of 2021 was $70.9 million, an increase of $2.1 million, or 3.1%, from the third quarter of 2021 resulting primarily from a 4.1% increase in average loans, and a 2 basis-point widening of the net interest margin to 3.75% from 3.73%. Excluding purchase accounting adjustments, the adjusted net interest margin was 3.66% for the fourth quarter of 2021 and 3.63% for the third quarter of 2021. The net interest margin widened primarily as a result of lower average cash balances. Included in interest income in the fourth and third quarters of 2021 was the accretion of PPP fee income of $1.5 million and $3.4 million, respectively. Remaining deferred and unrecognized PPP fees were $4.6 million as of December 31, 2021.

Fully taxable equivalent net interest income for the fourth quarter of 2021 increased by $9.1 million, or 14.6%, from the fourth quarter of 2020. The increase from the fourth quarter of 2020 resulted primarily from an 8.2% increase in average loans and a 25 basis-point widening of the net interest margin to 3.75% from 3.50%. The widening of the net interest margin resulted from a 43 basis-point reduction in the cost of interest-bearing liabilities, partially offset by a 10 basis-point reduction in the yield on average interest-earning assets.

Noninterest income was $3.8 million in the fourth quarter of 2021, $4.0 million in the third quarter of 2021 and $3.4 million in the fourth quarter of 2020.   The decrease in noninterest income of $0.2 million from the third quarter of 2021 was primarily attributable to a decrease in deposit, loan and other income of $0.2 million, reflecting PPP referral fees at BoeFly during the third quarter.   The increase of $0.3 million in noninterest income when compared to the fourth quarter of 2020 was attributable to increases in deposit, loan and other income of $0.2 million and increases in sale of loans held-for-sale of $0.3 million, partially offset by decreases in BOLI income of $0.1 million and net loss on equity securities of $0.1 million.

Noninterest expenses totaled $28.1 million for the fourth quarter of 2021, $28.2 million for the third quarter of 2021 and $26.4 million for the fourth quarter of 2020. The decrease in noninterest expenses of $0.1 million from the third quarter of 2021 was primarily attributable to a decrease in salaries and employee benefits of $0.3 million and professional and consulting of $0.2 million, partially offset by increases in occupancy and equipment of $0.1 million, FDIC insurance of $0.1 million and marketing and advertising of $0.1 million. The increase in noninterest expenses of $1.7 million from the fourth quarter of 2020 was primarily attributable to increases in salaries and employee benefits of $1.9 million, other expenses of $1.1 million, and marketing and advertising of $0.2 million, partially offset by decreases in occupancy and equipment of $0.9 million, professional and consulting of $0.2 million and FDIC insurance $0.3 million. The Company’s expense base growth reflects its commitment to organic expansion through investments in people and technology, while remaining focused on maintaining best-in-class operating efficiency. The Company expects operating expenses to accelerate in 2022 at an increased pace, largely resulting from wage inflation, increased staffing levels and its ongoing investment in technology.

Income tax expense was $12.3 million for the fourth quarter of 2021, $10.9 million for the third quarter of 2021 and $7.8 million for the fourth quarter of 2020. The effective tax rates for the fourth quarter of 2021, third quarter of 2021 and fourth quarter of 2020 were 27.1%, 25.3% and 23.3%, respectively. The higher effective tax rate during the fourth quarter of 2021 when compared to the third quarter of 2021 and fourth quarter of 2020 was the result of a higher percentage of income being derived from taxable sources.   The effective tax rate for the full-year 2021 was 25.5%. The Company expects its effective tax rate to increase in 2022, as a result of the Company’s revenue growth in existing and new markets.

Asset Quality

The provision for credit losses was $0.8 million for the fourth quarter of 2021, $1.1 million for the third quarter of 2021 and $5.0 million for the fourth quarter of 2020. The provision for credit losses during the fourth quarter of 2021 and the third quarter of 2021 was the result of strong organic loan growth, while continuing to reflect improvement in the macroeconomic outlook.   The elevated provision for loan losses during the fourth quarter of 2020 was due to the economic uncertainties surrounding the COVID-19 pandemic, including consideration of related payment deferrals requested or granted at that time.   As of December 31, 2021, the Bank had only one commercial real estate loan remaining on deferral under The Cares Act with a balance of $0.5 million.

Nonperforming assets, which includes nonaccrual loans and other real estate owned (the Bank had no other real estate owned during the periods reported), were $61.7 million as of December 31, 2021, $66.0 million as of September 30, 2021 and $61.7 million as of December 31, 2020. The decrease in nonaccrual loans versus the sequential quarter was due to payoffs and loans returning to accrual status. Nonperforming assets as a percentage of total assets were 0.76% as of December 31, 2021, 0.83% as of September 30, 2021 and 0.82% as of December 31, 2020. The ratio of nonaccrual loans to loans receivable was 0.90%, 1.00% and 0.99%, as of December 31, 2021, September 30, 2021 and December 31, 2020, respectively. The annualized net loan charge-offs ratio was 0.01% for the fourth quarter of 2021, 0.10% for the third quarter of 2021 and 0.00% for the fourth quarter of 2020. The prior sequential quarter included a $1.4 million charge-off of a commercial real estate loan that previously had a specific credit reserve. The allowance for credit losses represented 1.15%, 1.19%, and 1.27% of loans receivable as of December 31, 2021, September 30, 2021 and December 31, 2020, respectively. Excluding PPP loans, the allowance for credit losses represented 1.17%, 1.22%, and 1.36% of loans receivable as of December 31, 2021, September 30, 2021 and December 31, 2020, respectively. The allowance for credit losses as a percentage of nonaccrual loans was 127.7% as of December 31, 2021, 118.2% as of September 30, 2021 and 128.4% as of December 31, 2020.

Selected Balance Sheet Items

The Company’s total assets were $8.1 billion, an increase of $582 million from December 31, 2020.  Loans receivable were $6.8 billion, an increase of $592 million from December 31, 2020. The increase in loans receivable was attributable to higher, non-PPP, loan originations, offset by decreases in PPP loans resulting from forgiveness activity.  As of December 31, 2021, PPP loans totaled $93 million, down from $398 million as of December 31, 2020, reflecting accelerated forgiveness of the outstanding PPP loans.

The Company’s stockholders’ equity was $1.1 billion as of December 31, 2021, an increase of $208.9 million from December 31, 2020. In August 2021, the Company raised $110.9 million, net of issuance expenses, from the issuance of $115 million in 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A. This issuance and the increase in retained earnings of $108.2 million were the primary reasons for the overall increase in stockholders’ equity, in addition to an increase in additional paid-in capital of $3.4 million, partially offset by a decrease in accumulated other comprehensive income of $4.2 million and an increase in treasury stock of $9.4 million. As of December 31, 2021, the Company’s tangible common equity ratio and tangible book value per share were 10.06% and $20.12, respectively. As of December 31, 2020, the tangible common equity ratio and tangible book value per share were 9.50% and $17.49, respectively. Total goodwill and other intangible assets were approximately $217.4 million as of December 31, 2021 and $219.3 million as of December 31, 2020.

Share Repurchase Program

During the fourth quarter of 2021, the Company repurchased 41 thousand shares of common stock leaving approximately 2.3 million shares remaining authorized for repurchase under the current Board approved repurchase programs. The Company may repurchase shares from time-to-time in the open market, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission and applicable federal securities laws. The share repurchase plans do not obligate the Company to acquire any particular amount of common stock, and they may be modified or suspended at any time at the Company's discretion.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Fourth Quarter 2021 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on January 27, 2022 to review the Company's financial performance and operating results. The conference call dial-in number is 201-689-8471, access code 13725707. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, January 27, 2022 and ending on Thursday, February 3, 2022 by dialing 412-317-6671, access code 13725707. An online archive of the webcast will be available following the completion of the conference call at https://www.connectonebank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and its fintech subsidiary, BoeFly. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the Securities Exchange Commission, as supplemented by the Company’s subsequent filings with the Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the COVID-19 pandemic on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns
Executive VP & CFO
201.816.4474; bburns@cnob.com

Media Contact:
Sutton Resler, MWW
571.236.4966:  sresler@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	December 31,	December 31,
	2021	2020
	(unaudited)
ASSETS
Cash and due from banks	$54,352	$63,637
Interest-bearing deposits with banks	211,184	240,119
Cash and cash equivalents	265,536	303,756

Investment securities	534,507	487,955
Equity securities	13,794	13,387

Loans held-for-sale	250	4,710

Loans receivable	6,828,622	6,236,307
Less: Allowance for credit losses - loans	78,773	79,226
Net loans receivable	6,749,849	6,157,081

Investment in restricted stock, at cost	27,826	25,099
Bank premises and equipment, net	29,032	30,108
Accrued interest receivable	34,152	35,317
Bank owned life insurance	195,731	165,960
Right of use operating lease assets	11,017	16,159
Goodwill	208,372	208,372
Core deposit intangibles	8,997	10,977
Other assets	50,417	88,458
Total assets	$8,129,480	$7,547,339

LIABILITIES
Deposits:
Noninterest-bearing	$1,617,049	$1,339,108
Interest-bearing	4,715,904	4,620,116
Total deposits	6,332,953	5,959,224
Borrowings	468,193	425,954
Subordinated debentures, net	152,951	202,648
Operating lease liabilities	12,417	18,026
Other liabilities	38,754	26,177
Total liabilities	7,005,268	6,632,029

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	110,927	-
Common stock	586,946	586,946
Additional paid-in capital	27,246	23,887
Retained earnings	440,169	331,951
Treasury stock	(39,672)	(30,271)
Accumulated other comprehensive (loss) income	(1,404)	2,797
Total stockholders' equity	1,124,212	915,310
Total liabilities and stockholders' equity	$8,129,480	$7,547,339

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	12/31/21	12/31/20	12/31/21	12/31/20
Interest income
Interest and fees on loans	$76,891	$73,123	$293,546	$296,611
Interest and dividends on investment securities:
Taxable	1,265	1,373	4,413	6,456
Tax-exempt	518	649	2,403	2,797
Dividends	207	374	971	1,642
Interest on federal funds sold and other short-term investments	159	69	405	694
Total interest income	79,040	75,588	301,738	308,200
Interest expense
Deposits	5,281	9,630	24,768	52,386
Borrowings	3,298	4,587	14,092	17,823
Total interest expense	8,579	14,217	38,860	70,209

Net interest income	70,461	61,371	262,878	237,991
Provision for (reversal of) credit losses	815	5,000	(5,500)	41,000
Net interest income after provision for credit losses	69,646	56,371	268,378	196,991

Noninterest income
Deposit, loan and other income	1,525	1,300	6,617	7,077
Income on bank owned life insurance	1,244	1,314	4,771	5,007
Net gains on sale of loans held-for-sale	1,139	841	3,807	2,085
Gain on sale of branches	-	-	674	-
Net (losses) gains on equity securities	(131)	(13)	(373)	202
Net gains on sale/redemption of investment securities	-	-	195	29
Total noninterest income	3,777	3,442	15,691	14,400

Noninterest expenses
Salaries and employee benefits	16,483	14,581	64,072	58,758
Occupancy and equipment	2,762	3,689	11,638	13,882
FDIC insurance	625	948	2,665	4,002
Professional and consulting	1,996	2,210	8,286	7,383
Marketing and advertising	454	256	1,318	1,200
Data processing	1,585	1,479	6,265	6,008
Merger expenses	-	-	-	14,640
Amortization of core deposit intangible	483	628	1,981	2,559
Increase in value of acquisition price	-	-	-	2,333
Other expenses	3,696	2,611	12,786	10,236
Total noninterest expenses	28,084	26,402	109,011	121,001

Income before income tax expense	45,339	33,411	175,058	90,390
Income tax expense	12,301	7,770	44,705	19,101
Net income	33,038	25,641	130,353	71,289
Preferred dividends	1,717	-	1,717	-
Net income available to common stockholders	$31,321	$25,641	$128,636	$71,289

Earnings per common share:
Basic	$0.79	$0.64	$3.24	$1.80
Diluted	0.79	0.64	3.22	1.79

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2021	2021	2021	2021	2020
Selected Financial Data	(dollars in thousands)
Total assets	$8,129,480	$7,949,514	$7,710,082	$7,449,639	$7,547,339
Loans receivable:
Commercial	$1,163,442	$1,116,535	$1,046,965	$1,071,418	$1,092,404
Paycheck Protection Program ("PPP") loans	93,057	177,829	326,788	522,340	397,492
Commercial real estate	2,446,807	2,354,209	2,252,484	2,127,806	2,103,468
Multifamily	2,337,712	2,113,541	1,914,978	1,698,331	1,712,153
Commercial construction	540,178	552,896	587,121	565,872	617,747
Residential	255,269	270,793	286,907	306,376	322,564
Consumer	1,886	2,093	6,355	3,364	1,853
Gross loans	6,838,351	6,587,896	6,421,598	6,295,508	6,247,681
Unearned net origination fees	(9,729)	(11,457)	(13,694)	(18,317)	(11,374)
Loans receivable	6,828,622	6,576,439	6,407,904	6,277,191	6,236,307
Loans held-for-sale	250	5,596	6,159	6,900	4,710
Total loans	$6,828,872	$6,582,035	$6,414,063	$6,284,091	$6,241,017

Investment and equity securities	$548,301	$476,584	$472,156	$455,223	$501,342
Goodwill and other intangible assets	217,369	217,852	218,335	218,842	219,349
Deposits:
Noninterest-bearing demand	$1,617,049	$1,500,754	$1,485,952	$1,384,961	$1,339,108
Time deposits	1,150,109	1,221,911	1,301,807	1,356,599	1,464,133
Other interest-bearing deposits	3,565,795	3,675,673	3,404,754	3,209,774	3,155,983
Total deposits	$6,332,953	$6,398,338	$6,192,513	$5,951,335	$5,959,224

Borrowings	$468,193	$253,225	$353,462	$359,710	$425,954
Subordinated debentures (net of debt issuance costs)	152,951	152,875	152,800	152,724	202,648
Total stockholders' equity	1,124,212	1,098,433	964,960	935,637	915,310

Quarterly Average Balances
Total assets	$8,027,169	$7,837,997	$7,566,676	$7,500,034	$7,547,651
Loans receivable:
Commercial (including PPP loans)	$1,278,048	$1,296,066	$1,485,918	$1,531,790	$1,557,303
Commercial real estate (including multifamily)	4,625,371	4,312,092	3,925,497	3,805,856	3,704,197
Commercial construction	547,038	572,920	553,396	595,466	615,439
Residential	268,112	279,063	293,633	316,233	332,403
Consumer	4,938	2,649	3,148	2,540	3,309
Gross loans	6,723,507	6,462,790	6,261,592	6,251,885	6,212,651
Unearned net origination fees	(10,873)	(13,064)	(13,076)	(13,163)	(12,023)
Loans receivable	6,712,634	6,449,726	6,248,516	6,238,723	6,200,628
Loans held-for-sale	5,051	6,226	3,696	4,237	9,003
Total loans	$6,717,685	$6,455,952	$6,252,212	$6,242,960	$6,209,631

Investment and equity securities	$481,276	$465,103	$450,543	$481,802	$469,820
Goodwill and other intangible assets	217,685	218,170	218,662	219,171	219,761
Deposits:
Noninterest-bearing demand	$1,537,316	$1,495,456	$1,432,707	$1,348,585	$1,294,447
Time deposits	1,204,374	1,252,818	1,324,510	1,422,295	1,577,338
Other interest-bearing deposits	3,672,311	3,582,261	3,320,400	3,225,751	3,094,536
Total deposits	$6,414,001	$6,330,535	$6,077,617	$5,996,631	$5,966,321

Borrowings	$292,847	$276,183	$331,633	$375,511	$410,098
Subordinated debentures (net of debt issuance costs)	152,902	152,825	152,750	154,341	202,595
Total stockholders' equity	1,113,524	1,032,191	952,019	928,041	906,153

	Three Months Ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2021	2021	2021	2021	2020
	(dollars in thousands, except for per share data)
Net interest income	$70,461	$68,245	$63,009	$61,163	$61,371
Provision for (reversal of) credit losses	815	1,100	(1,649)	(5,766)	5,000
Net interest income after provision for credit losses	69,646	67,145	64,658	66,929	56,371
Noninterest income
Deposit, loan and other income	1,525	1,702	2,222	1,168	1,300
Income on bank owned life insurance	1,244	1,278	1,185	1,064	1,314
Net gains on sale of loans held-for-sale	1,139	1,114	847	707	841
Gain on sale of branches	-	-	-	674	-
Net (losses) gains on equity securities	(131)	(78)	23	(187)	(13)
Net gains on sale/redemption of investment securities	-	-	195	-	-
Total noninterest income	3,777	4,016	4,472	3,426	3,442
Noninterest expenses
Salaries and employee benefits	16,483	16,740	15,284	15,565	14,581
Occupancy and equipment	2,762	2,656	2,916	3,304	3,689
FDIC insurance	625	525	580	935	948
Professional and consulting	1,996	2,217	2,117	1,956	2,210
Marketing and advertising	454	345	278	241	256
Data processing	1,585	1,541	1,603	1,536	1,479
Amortization of core deposit intangible	483	483	508	507	628
Other expenses	3,696	3,676	2,973	2,441	2,611
Total noninterest expenses	28,084	28,183	26,259	26,485	26,402

Income before income tax expense	45,339	42,978	42,871	43,870	33,411
Income tax expense	12,301	10,881	10,652	10,871	7,770
Net income	33,038	32,097	32,219	32,999	25,641
Preferred dividends	1,717	-	-	-	-
Net income available to common stockholders	$31,321	$32,097	$32,219	$32,999	$25,641

Weighted average diluted common shares outstanding	39,792,937	39,869,468	39,872,829	39,788,881	39,726,791
Diluted EPS	$0.79	$0.80	$0.81	$0.82	$0.64

Reconciliation of GAAP Earnings to Pre-tax and Pre-provision Net Revenue
Net income	$33,038	$32,097	$32,219	$32,999	$25,641
Income tax expense	12,301	10,881	10,652	10,871	7,770
Provision for (reversal of) credit losses	815	1,100	(1,649)	(5,766)	5,000
Pre-tax and pre-provision net revenue	$46,154	$44,078	$41,222	$38,104	$38,411

Return on Assets Measures
Average assets	$8,027,169	$7,837,997	$7,566,676	$7,500,034	$7,547,651
Return on avg. assets	1.63%	1.62%	1.71%	1.78%	1.35%
Return on avg. assets (pre-tax and pre-provision)	2.28	2.23	2.19	2.06	2.02

	Three Months Ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2021	2021	2021	2021	2020
Return on Equity Measures	(dollars in thousands)
Average stockholders' equity	$1,113,524	$980,344	$952,019	$928,041	$906,153
Less: average preferred stock	(110,927)	-	-	-	-
Average common equity	$1,002,597	$980,344	$952,019	$928,041	$906,153
Less: average intangible assets	(217,685)	(218,170)	(218,662)	(219,171)	(219,761)
Average tangible common equity	$784,912	$762,174	$733,357	$708,870	$686,392

Return on avg. common equity (GAAP)	12.39%	12.99%	13.57%	14.42%	11.26%
Return on avg. tangible common equity ("TCE") (non-GAAP) (1)	16.00	16.88	17.82	19.08	15.12

Efficiency Measures
Total noninterest expenses	$28,084	$28,183	$26,259	$26,485	$26,402
Amortization of core deposit intangibles	(483)	(483)	(508)	(507)	(628)
Foreclosed property expense	-	-	-	-	(2)
Operating noninterest expense	$27,601	$27,700	$25,751	$25,978	$25,772

Net interest income (tax equivalent basis)	$70,890	$68,761	$63,418	$61,581	$61,840
Noninterest income	3,777	4,016	4,472	3,426	3,442
Net gains on sale of branches	-	-	-	(674)	-
Net gains on sale/redemption of investment securities	-	-	(195)	-	-
Operating revenue	$74,667	$72,777	$67,695	$64,333	$65,282

Operating efficiency ratio (non-GAAP) (2)	37.0%	38.1%	38.0%	40.4%	39.5%

Net Interest Margin
Average interest-earning assets	$7,508,973	$7,321,771	$7,059,965	$7,008,500	$7,031,662

Net interest income (tax equivalent basis)	$70,890	$68,761	$63,418	$61,581	$61,840
Impact of purchase accounting fair value marks	(1,674)	(1,849)	(2,012)	(2,074)	(2,237)
Adjusted net interest income (tax equivalent basis)	$69,216	$66,912	$61,406	$59,507	$59,603

Net interest margin (GAAP)	3.75%	3.73%	3.60%	3.56%	3.50%
Adjusted net interest margin (non-GAAP) (3)	3.66	3.63	3.49	3.44	3.37

(1) Earnings available to common stockholders excluding amortization of intangible assets divided by average tangible common equity.
(2) Operating noninterest expense divided by operating revenue.
(3) Adjusted net interest margin excludes impact of purchase accounting fair value marks.

	As of
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2021	2021	2021	2021	2020
Capital Ratios and Book Value per Share	(dollars in thousands, except for per share data)
Stockholders equity	$1,124,212	$987,506	$964,960	$935,637	$915,310
Less: preferred stock	(110,927)	-	-	-	-
Common equity	$1,013,285	$987,506	$964,960	$935,637	$915,310
Less: intangible assets	(217,369)	(217,852)	(218,335)	(218,842)	(219,349)
Tangible common equity	$795,916	$769,654	$746,625	$716,795	$695,961

Total assets	$8,129,480	$7,949,514	$7,710,082	$7,449,639	$7,547,339
Less: intangible assets	(217,369)	(217,852)	(218,335)	(218,842)	(219,349)
Tangible assets	$7,912,111	$7,731,662	$7,491,747	$7,230,797	$7,327,990

Common shares outstanding	39,568,090	39,602,199	39,794,815	39,773,602	39,785,398

Common equity ratio (GAAP)	12.46%	12.42%	12.52%	12.56%	12.13%
Tangible common equity ratio (non-GAAP) (4)	10.06	9.95	9.97	9.91	9.50

Regulatory capital ratios (Bancorp):
Leverage ratio	11.65%	11.60%	10.19%	9.89%	9.51%
Common equity Tier 1 risk-based ratio	10.64	10.73	11.09	11.36	10.79
Risk-based Tier 1 capital ratio	12.19	12.35	11.17	11.44	10.87
Risk-based total capital ratio	15.26	15.54	14.58	15.08	15.08

Regulatory capital ratios (Bank):
Leverage ratio	11.43%	11.33%	11.34%	11.06%	10.63%
Common equity Tier 1 risk-based ratio	11.96	12.06	12.42	12.78	12.24
Risk-based Tier 1 capital ratio	11.96	12.06	12.42	12.78	12.24
Risk-based total capital ratio	13.44	13.61	14.07	14.55	10.00

Book value per share (GAAP)	$25.61	$24.94	$24.25	$23.52	$23.01
Tangible book value per share (non-GAAP) (5)	20.12	19.43	18.76	18.02	17.49

Net Loan (Recoveries) Charge-Off Detail
Net loan charge-offs (recoveries):
Charge-offs	$458	$1,727	$212	$-	$67
Recoveries	(217)	(113)	(14)	(61)	(26)
Net loan charge-offs (recoveries)	$241	$1,614	$198	$(61)	$41
Net loan charge-offs (recoveries) as a % of average loans receivable (annualized)	0.01%	0.10%	0.01%	(0.00)%	0.00%

Asset Quality
Nonaccrual loans	$61,700	$65,959	$56,213	$60,940	$61,696
OREO	-	-	-	-	-
Nonperforming assets	$61,700	$65,959	$56,213	$60,940	$61,696

Performing troubled debt restructurings	$43,587	$41,256	$33,021	$25,505	$23,655

Allowance for credit losses - loans ("ACL")	78,773	77,986	78,684	80,568	79,226

Loans receivable	$6,828,622	$6,576,439	$6,407,904	$6,277,191	$6,236,307
Less: PPP loans	93,057	177,829	326,788	522,340	397,492
Loans receivable (excluding PPP loans)	$6,735,565	$6,398,610	$6,081,116	$5,754,851	$5,838,815

Nonaccrual loans as a % of loans receivable	0.90%	1.00%	0.88%	0.97%	0.99
Nonperforming assets as a % of total assets	0.76	0.83	0.73	0.82	0.82
ACL as a % of loans receivable	1.15	1.19	1.23	1.28	1.27
ACL as a % of loans receivable (excluding PPP loans)	1.17	1.22	1.29	1.40	1.36
ACL as a % of nonaccrual loans	127.7	118.2	140.0	132.2	128.4

(4) Tangible common equity divided by tangible assets.
(5) Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average			Average			Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Investment securities (1) (2)	$480,143	$1,921	1.59%	$459,559	$1,712	1.48%	$460,471	$2,194	1.90%
Loans receivable and loans held-for-sale (2) (3) (4)	6,717,685	77,220	4.56	6,455,952	75,434	4.64	6,209,631	73,420	4.70
Federal funds sold and interest-bearing deposits with banks	291,243	121	0.16	387,155	151	0.15	337,172	69	0.08
Restricted investment in bank stock	19,902	207	4.13	19,105	245	5.09	24,388	374	6.10
Total interest-earning assets	7,508,973	79,469	4.20	7,321,771	77,542	4.20	7,031,662	76,057	4.30
Allowance for credit losses - loans	(79,074)			(78,327)			(74,943)
Noninterest-earning assets	597,270			594,553			584,145
Total assets	$8,027,169			$7,837,997			$7,540,864

Interest-bearing liabilities:
Time deposits	1,204,374	2,717	0.90	$1,252,818	$2,982	0.94	1,577,338	6,682	1.69
Other interest-bearing deposits	3,672,311	2,563	0.28	3,582,261	2,495	0.28	3,094,536	2,948	0.38
Total interest-bearing deposits	4,876,685	5,280	0.43	4,835,079	5,477	0.45	4,671,874	9,630	0.82

Borrowings	292,847	1,102	1.49	276,183	1,105	1.59	410,098	1,856	1.80
Subordinated debentures	152,902	2,167	5.62	152,825	2,168	5.63	202,595	2,699	5.30
Capital lease obligation	1,967	30	6.05	2,018	30	5.90	2,164	32	5.88
Total interest-bearing liabilities	5,324,401	8,579	0.64	5,266,105	8,780	0.66	5,286,731	14,217	1.07

Noninterest-bearing demand deposits	1,537,316			1,495,456			1,294,447
Other liabilities	51,928			44,245			53,533
Total noninterest-bearing liabilities	1,589,244			1,539,701			1,347,980
Stockholders' equity	1,113,524			1,032,191			906,153
Total liabilities and stockholders' equity	$8,027,169			$7,837,997			$7,540,864

Net interest income (tax equivalent basis)		70,890			68,762			61,840
Net interest spread (5)			3.56%			3.54%			3.23%

Net interest margin (6)			3.75%			3.73%			3.50%

Tax equivalent adjustment		(429)			(516)			(469)
Net interest income		$70,461			$68,246			$61,371

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3) Includes loan fee income and accretion of purchase accounting adjustments.
(4) Loans include nonaccrual loans.
(5) Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.